EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements No. 333-69428 and 333-143544 on Form S-8, and to the inclusion in the Annual Report on Form 10-K of Bay National Corporation for the year ended December 31, 2007, of our report dated March 20, 2008, relating to the consolidated financial statements of Bay National Corporation.

/s/ Stegman & Company

Baltimore, Maryland
March 26, 2008